Exhibit 3.22

TERMS OF REFERENCE

CHAPPELL AND INTERSONG MUSIC GROUP (AUSTRALIA) LIMITED

July 1985

1.             GENERAL OPERATING STRUCTURE

1.1           The Board of Directors of Chappell and Intersong Music Group (Australia) Pty. Limited (the Company) will establish the company’s strategy and set the long and short term financial targets (return on investment criteria and the like).  The Board of Directors of the Company will inter alia approve the annual budget and business plan.

1.2           The Board of Directors will implement the strategy and set general policy as well as establishing and monitoring the annual budget, the business plan, as well as quarterly and annual results.  The President will be responsible to the Board of Directors for controlling the day to day activities of the company, consistent with the strategy and general policy established by the Board of Directors.

1.3           Financial management will be under the direction of the Vice President.  The Vice President of the Company will report directly to the President of the Company.

2.             ANNUAL BUDGET

2.1           The business plan will be prepared by the President of the Company, and it will be tabled before the Board of Directors of the Company and subject to their review and approval.

2.2           The annual budget will be prepared by the Vice President of the Company.  It will be reviewed by the President of the Company, after whose approval it will be tabled before the Board of Directors of the Company and subject to their review and approval.

3.             INVESTMENT POLICY

3.1           The Board of Directors will determine the investment policy of the Company and the relative emphasis to be given to deals requiring advances versus the purchase of copyrights.

3.2           Based upon targets and policies determined by the Board of Directors of the Company the Vice President of the Company acting in conjunction with the President will recommend requisite investment criteria and minimum profit levels for:

(a)           advance deals

(b)           purchase of copyrights (catalogues)

The Board of Directors will consider and, if appropriate, approve the recommended investment criteria and minimum profit levels.

The maximum financial commitment levels for categories (a) and (b) above are specified in the attached Schedule. No financial commitment above the specified levels may be made without the prior approval of the Board of Directors.

The minimum profit level requirement per contract is fifteen percent (15%).

3.3           Investment application forms for proposals in categories (a) and (b) above which involve financial commitments in excess of the amounts specified in the attached Schedule must be completed by the President and the Vice President and tabled before the Board of Directors of the Company.

4.             RESPONSIBILITY OF THE PRESIDENT

4.1           The responsibilities of the President of the Company are to:-

4.1.1        Implement Board strategy/targets via policies from time to time laid down by the Board of Directors;

4.1.2        Prepare the annual business plan;

4.1.3        Prepare the annual budget/annual operating plan;

4.1.4        Implement budget and achieve/exceed annual targets;

4.1.5        Within approved budget and subject to investment criteria -

(a)	Engage/direct/(where appropriate) dismiss personnel

Personnel headcount shall not exceed the number set out in the annual budget without the prior approval of the Board of Directors;

(b)	Enter into agreements with writers/publishers of musical copyrights for acquisition by -

(i)	assignment of copyright

(ii)	short term (less than 5 years) and long term (more than 5 years) sub-publishing arrangements

(iii)	purchase;

(c)	Exploit copyrights to maximise revenue/operating income;

(d)	Generally manage the business to optimise results on both a long and a short term basis following the policies/targets from time to time, as laid down by the Board of Directors of the Company;

(e)	Monitor cash flow/position.

4.2           Maximum Financial Commitment Levels

4.2.1 (a)	All expenditure shall be in accordance with the annual approved budget. Any deviations from the annual approved budget shall require the prior approval of the Board of Directors of the Company.

(b)

Cumulative expenditure in respect of advances must not exceed the annual budgeted amount for that expense category and shall be subject to meeting investment criteria set from time to time by the Board of Directors of the Company.

(c)

Capital expenditure for the purchase of copyrights shall not exceed the cumulative annual budgeted amount for that expense category and shall be subject to meeting investment criteria set from time to time by the Board of Directors of the Company.

4.2.2 (a)

The total advance commitment for any one contract (regardless of the amount of individual annual advances under such contract) shall not exceed the amount specified in the attached Schedule without the prior approval of the Board of Directors of the Company.

(b)

The annual advance commitment for any one contract (regardless of the amount of the total advance commitment under such contract) shall not exceed the amount specified in the attached Schedule without the prior approval of the Board of Directors of the Company.

(c)	The total purchase price of a copyright or copyrights (catalogue) shall not exceed the amount specified in the attached Schedule without the prior approval of the Board of Directors of the Company.

(d)

No single payment in any one year in respect of the purchase of a copyright or copyrights (regardless of the total amount of the purchase price of such copyright or copyrights) shall exceed the amount specified in the attached Schedule without the prior approval of the Board of Directors of the Company.

4.3           Quarterly President’s Report

4.3.1        The President shall issue a quarterly report concerning the activities of the Company.  Such report shall reflect inter alia:-

Revenue

Profitability (subject to reporting availability)

Expenses in excess of budget

General activity of the Company

Company personnel matters (changes)

Reports on important new deals/existing deals/renewals

Industry affairs

Significant legal developments

Copies of the quarterly report shall be sent to each individual Director of the Company.

4.4           Financial Reports

4.4.1        The Vice President of the Company shall comply with the timetable as prepared from time to time by the Board of Directors of the Company for quarterly Income Statement and Balance Sheet reports (which shall always include explanatory notes), budgets, and cash flow and treasury reports.  All such reports shall be sent to the President of the Company and each individual Director of the Company.

5.             BOARD OF DIRECTORS

Appointments to the Board of Directors of the Company shall be made at the annual meeting of the stockholders.

6.             PERSONNEL

6.1           The President is responsible for the engagement and dismissal of appropriate personnel within the framework of the needs of the Company and the headcount and monetary limits set out in the annual budget.  Such employment will be subject to policies laid down from time to time by the Board of Directors of the Company.

6.2           The President shall not engage/dismiss any senior level employee (i.e. departmental or other managers reporting direct to the President) or the Vice President without the prior approval of the Board of Directors.  No contracts of employment shall be entered into without the prior approval of the Board of Directors of the Company.

7.             TRAVEL

7.1           Intercontinental travel anticipated in annual budgets (both as to frequency and cost) shall be notified to the President on each occasion at least two (2) weeks prior to such visit.

7.2           Intercontinental travel not specifically budgeted as to frequency and/or cost shall be subject to the prior approval of the President at least three (3) weeks prior to the date of departure.

7.3           All flights under four (4) hours shall be economy class.  Flights over four (4) hours shall be business class for the President and the Vice President, but economy class for all other employees except with the prior approval of the Board of Directors.  Where two (2) or more employees take the same flight and any one of them is required to travel economy class all employees on such flight shall travel economy class.

8.             DATA PROCESSING/COMPUTERS

8.1           All hardware and software commitments (whether purchase, rental or lease) must first be approved as to technical specifications, manufacturer and supplier, compatability with other Company systems and monetary value by the Board of Directors and be provided for in the annual budget.  All lease arrangements or other financing shall be approved by the Vice President.  Any expenditure in excess of annual budgeted amounts requires prior approval of the President.

9.             LEGAL AFFAIRS

9.1           All legal policy and contractual precedents must conform to legal policies as tabled by the Legal Officer before the Board of Directors and subject to their review and approval.

9.2           No law suits shall be commenced or settled without the prior approval of the Board of Directors.

9.3           All law suits, claims, injunctions, writs and other legal matters and all audit claims served upon or by the Company must immediately be communicated by the Legal Officer to the President who will communicate such proceedings to each of the individual Directors of the Company.  If in the opinion of the President the urgency of the matter demands such, he will convene a meeting of the Board of Directors within one (1) week of being notified of the matter by the Company’s Legal Officer.

10.           COMPANY FORMATION/DISPOSAL

No company(s) shall be formed or liquidated, and no shareholdings in companies shall be purchased or sold in whole or in part, without the prior approval of the Board of Directors of the Company.

11.           NEW BUSINESS

Any new business including the introduction of trade names/logos/new activities/joint ventures and/or diversification requires the prior approval of the Board of Directors of the Company.

12.           TRAINING

The Company takes a positive view towards training and executive education.  All such training must be provided for in the annual budget.  Any course with a duration in excess of two (2) weeks, or at a cost in excess of the amount specified in the attached Schedule, requires the prior approval of the Board of Directors of the Company.

13.           INDUSTRY BODIES

The Company desires that its Managers should play an active role in the music publishing industry.  However, before seeking or accepting a nomination to an industry body, association or society, consultation should first take place with the President of the Company.

14.           LOANS

14.1         Any loan to an employee in excess of the amount specified in the attached Schedule requires the prior approval of the Board of Directors of the Company.

14.2         Any loans to third parties in relation to business activities, whether provided in the annual budget or not, requires the prior approval of the Board of Directors of the Company.

14.3         No bank loans shall be obtained on behalf of the Company by the Vice President without the prior approval of the President of the Company, the President of the Company tabling any such proposal before his Board of Directors which must be ratified by the Board; nor shall any existing bank borrowings be repaid or negotiated without such prior approval.

15.           PROPERTY

No real property (buildings, offices, warehouse or other accommodation) shall be purchased, leased or rented, sold or otherwise disposed of, without the prior approval of the Board of Directors of the Company.

16.           SIGNATORIES

16.1         All contracts and cheques require two signatures.  The President will sign all contracts together with either another Director or the Vice President.  The President may nominate an alternate (to be approved by the Board of Directors) to sign contracts in the President’s absence, but where the first signature is not that of the President the second signature must be that of the Vice President.

16.2         The only exception to the two signature rule above will be licensing contracts (e.g. mechanical or synchronisation licences) entered into in the ordinary course of business and under which the licence fee is not in excess of the amount specified in the attached Schedule.  Such licensing contracts may be under a single signature, being that of the President, the Vice President or another employee approved by the Board of Directors.

17.           CONSENT

17.1         The following clauses of the Terms of Reference will be subject to the unanimous consent of all members of the Board of Directors:-

Clause	Subject

2	Annual Budget
3	Investment Policy
10	Company Formation/Disposal
11	New Business
14	Loans
15	Property

17.2         The remaining clauses of the Terms of Reference, not expressly provided for in clause 17.1 will be subject to the approval of the Board of Directors and in the absence of unanimous consent will be subject to the consent of the President and Vice President.

SCHEDULE

Maximum Financial Commitment levels within Terms of Reference

Terms of Reference Paragraph numbers			Australian $

4.2.2	(a)	Total advance commitment per contract	110,000
	(b)	Annual advance commitment per contract	70,000
	(c)	Total copyright(s) purchase price	70,000
	(d)	Individual copyright(s) purchase price payment	35,000

12.1	Staff training costs		500

14.1	Employee loans		1,000

16.2	Licence contracts under one signature		1,500

All financial commitments in excess of the amounts per category specified above require the prior approval of the Board of Directors in each case.